Exhibit 21.1

Subsidiaries of Hologic	Jurisdiction of Incorporation or Organization

2247491 Ontario Inc.	Canada

AEG Elektrofotografie GmbH	Germany

AEG Photoconductor Corporation	Delaware

BioLucent, LLC	Delaware

Cruiser, Inc.	Delaware

Hologic (Australia) PTY Ltd.	Australia

Hologic Canada, Ltd	Canada

Cytyc Cayman Limited	Cayman Islands

Cytyc Corporation	Delaware

Cytyc Development Company, LLC	Delaware

Hologic Benelux B.V.	Netherlands

Hologic Europe Middle East and Africa, S.A.	Switzerland

Hologic France, Sarl	France

Hologic Deutschland GmbH	Germany

Hologic Asia Pacific Limited	Hong Kong

Hologic Iberia (Spain), SL	Spain

Cytyc Interim, Inc.	Delaware

Cytyc International, Inc.	Delaware

Hologic Italia S.r.l.	Italy

Cytyc S.a.r.l.	Switzerland

Cytyc Limited Liability Company	Delaware

Cytyc Prenatal Products Corp.	Delaware

Cytyc Securities Corporation	Massachusetts

Hologic Suisse, S.A.	Switzerland

Cytyc Surgical Products II, Limited Partnership.	Massachusetts

Cytyc Surgical Products III, Inc.	Delaware

Cytyc Surgical Products Limited Partnership	Massachusetts

Direct Radiography Corp.	Delaware

Hologic Asia Limited	Hong Kong

Hologic Espana S.A.	Spain

Hologic N.V.	Belgium

Hologic France S.A.	France

Hologic International Holdings B.V.	Netherlands

Hologic Investment Corp.	Massachusetts

Hologic Limited Partnership	Massachusetts

Hologic Surgical Products Costa Rica, S.A.	Costa Rica

Hologic (UK) Limited	England and Whales

R2 Technology Canada, Inc.	Ontario

SST Merger Corp.	Delaware

Sentinelle Medical, Inc.	Canada

Sentinelle Medical USA, Inc.	Nevada

Suros Surgical Systems, Inc.	Delaware

Third Wave Technologies, Inc.	Delaware

Third Wave Agbio Inc.	Delaware

Third Wave Japan, Inc.	Japan